Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Matthew S. Kohnke, CFO	www.dormanproducts.com
(215) 997-1800 x 5182
E-mail: MKohnke@dormanproducts.com

Dorman Products, Inc. Announces Decision to Exit its Swedish Business

Colmar, Pennsylvania (September 21, 2011) – Dorman Products, Inc. (NASDAQ:DORM) today announced that its Board of Directors has approved the exit of the international portion of the Company’s ScanTech business, which is headquartered outside Stockholm, Sweden. ScanTech markets and distributes a line of Volvo and Saab replacement parts throughout the world. As part of the exit, ScanTech’s North American business, which is currently serviced from Sweden, will be transferred to the Company’s Colmar, PA headquarters and distribution center while ScanTech’s international business will be offered for sale. The exit process is expected to be executed over the next twelve months.

The exit is expected to result in pre-tax costs of approximately $5.0 million during the exit period, including operating losses, asset write-downs and employee-related expenses. The exit charges include approximately $3.5 million of non-cash charges primarily related to write-downs and $1.5 million of cash expenses. No tax benefits are expected to be realized due to the international nature of these charges. Proceeds from the exit of ScanTech’s international business are expected to generate approximately $3.0 million of cash, net of expenses, as the assets are sold. Approximately $3.6 million, or $0.20 per diluted share, of the exit costs are expected to be recognized in the third quarter of fiscal 2011, with the balance of $1.4 million, or $0.07 per diluted share, expected to be reflected in the fourth quarter of fiscal 2011 and fiscal 2012. In addition, a non-cash foreign exchange gain ranging from $3.2 to $3.7 million may be realized in the future in the event of a complete exit of the foreign entity. ScanTech’s sales were $17.9 million in fiscal 2010. It reported losses in each of the last three fiscal years, with a 2010 pretax and net loss of approximately $2.0 million.

Mr. Steven Berman, Chairman and Chief Executive Officer, said, “The decision to exit ScanTech’s international business was a difficult one. We believe, however, that this action better positions Dorman to focus on continued aggressive growth of its North American business.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman

(R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), renew (TM), TECHoice (TM) and Symmetry (R) brand names.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. While forward-looking statements sometimes are presented with numerical specificity, they are based on various assumptions made by management regarding future circumstances over many of which the Company has little or no control. Forward-looking statements may be identified by words including “anticipate,” “believe,” “estimate,” “expect,” and similar expressions. The Company cautions readers that forward-looking statements, including, without limitation, those relating to the exit of ScanTech’s international business, future business prospects, tax benefits, exit costs, proceeds, revenues, working capital, liquidity, and income, are subject to certain risks and uncertainties that would cause actual results to differ materially from those indicated in the forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to the Company’s ability to sell or liquidate ScanTech’s international business, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks and factors identified from time to time in the reports the Company files with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this report, reference is made to the information in Part I, “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010.